Exhibit 10(o)

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Agreement”) is effective as of December 19, 2011, and is among CITY HOLDING COMPANY, a West Virginia corporation (the “Company”), CITY NATIONAL BANK OF WEST VIRGINIA, a national banking association (“City National”), and Craig G. Stilwell (“Employee”). The Company and City National are referred to collectively herein as the “Employer.”

Recitals:

The Company employs Employee as its Executive Vice-President, and City National employs Employee as its Executive Vice-President.

This agreement amends the Employment Agreement entered into between the Employer and Employee on July 25, 2007 (the “2007 Agreement”).

Employee is willing to continue to make his services available to Employer on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendment to Subsection 3(b).  Subsection 3(b) of the 2007 Agreement is hereby amended to read, in its entirety, as follows:

(b) Employee shall be paid “incentive compensation” at the end of each of Employer’s fiscal years which occurs in whole or in part during the Term based on an annual incentive plan approved by the Board of Directors for such fiscal year.

2.           Amendment to Subsection 3(c).  Subsection 3(c) of the 2007 Agreement is hereby amended to read, in its entirety, as follows:

(c)  Any “incentive compensation” for a fiscal year shall be deemed to have been fully earned and payable at December 31st of each fiscal year, and shall be paid to Employee within 30 days of the issuance of Employer’s audited financial statements for a specified fiscal year. In the event that, during any fiscal year, Employee dies, is deemed to have voluntarily terminated his employment by reason of Total and Permanent Disability, is terminated without Just Cause, or terminates employment for Good Reason, or if this Agreement terminates because it is not extended under Section 2 of this Agreement, the “incentive compensation” provided for herein shall be prorated based on the number of days worked by Employee pursuant to this Agreement in the fiscal year of his termination of employment (including vacation and sick days) or in the fiscal year in which the Agreement is not extended to the number of business days in such fiscal year.

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3.           Amendment to Subsection 3(d).  Subsection 3(d) of the 2007 Agreement is amended to read, in its entirety, as follows:

(d)  Employee shall be eligible for a “bonus” in addition to the previously described “incentive compensation”, such bonus to be awarded by the Employer’s Board of Directors following recommendation by the Compensation Committee of such Board. Any bonus awarded is at the discretion of the Board and would incorporate and recognize accomplishments and achievements attributable to Employee and/or his leadership which the Compensation Committee and/or the Board determined to be in the best long-term interests of the Employer and which contributions are not deemed to be adequately reflected in “incentive compensation” provided for in Section 3(b) of this Agreement.

4.           Other Sections not Amended.  Except as specifically amended hereby, the provisions of the 2007 Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CITY HOLDING COMPANY

By:	/s/ Philip L. McLaughlin
Its:	Chairman

CITY NATIONAL BANK OF WEST VIRGINIA

By:	/s/ Philip L. McLaughlin
Its:	Chairman

EMPLOYEE

/s/ Craig G. Stilwell
Craig G. Stilwell

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